                                                                      Exhibit 12

                        UNITED TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                             Three Months Ended
                                                                  March 31,
 In Millions of Dollars                                       1994           1993
 Fixed Charges:
   Interest on indebtedness                              $        56    $        68
   Interest capitalized                                            7              7
   One-third of rents*                                            25             28

   Total Fixed Charges                                   $        88    $       103

 Earnings:
   Income before income taxes and minority interests     $       204    $       137

   Fixed charges per above                                        88            103
   Less: interest capitalized                                    (7)            (7)
                                                                  81             96

   Amortization of interest capitalized                           11             10

   Total Earnings                                        $       296    $       243

 Ratio of Earnings to Fixed Charges                             3.36           2.36



* Reasonable approximation of the interest factor.
























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